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                                                                   Exhibit 4.7
                                                                   -----------

                       MAXCOR FINANCIAL GROUP INC.



Roger E. Schwed                                          March 31, 1998
Vice President and General Counsel
Direct Dial: (212) 748-8860
Direct Fax:  (212) 748-7979
E-Mail:  rschwed@ebi.com


     Securities and Exchange Commission
     Judiciary Plaza
     450 Fifth Street, NW
     Washington, D.C.  20549

     Dear Sirs or Madams:

         This will confirm that Maxcor Financial Group Inc. (the "Company") will furnish to the Securities and Exchange Commission upon request copies of the following Notes:

         (i) Convertible Note dated 1st December, 1988 issued by Euro Brokers Holdings, Inc. and Euro Brokers Limited to MAG Investments Limited;

         (ii) Convertible Note dated December 1, 1986 issued by Euro Brokers Holdings, Inc., First Euro Brokers, Inc., and Euro Brokers (USA) Inc., to EBH Holding, Inc.; and

         (iii) Secured Promissory Note, dated December 10, 1997 issued by Euro Brokers Inc. to General Electric Capital Corporation.

         The amount of each of the foregoing Notes does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

                                       Very truly yours,

                                       /s/ Roger E. Schwed


      Two World Trade Center, 84th floor, New York, New York 10048 o Tel.
                       212-748-7000 o Fax. 212-748-7329